Exhibit 99.1

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Contact Information:

Elif McDonald

elif.mcdonald@valeant.com

514-856-3855

877-281-6642 (toll free)

Media:

Renée Soto

or

Chris Kittredge/Jared Levy

Sard Verbinnen & Co.

212-687-8080

VALEANT REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

•	Total Revenues of $2.48 billion

•	GAAP Cash Flow from Operations of $570 million

•	GAAP EPS of ($3.49) and Adjusted EPS (non-GAAP) of $1.55

•	Revising 2016 Full Year Guidance

LAVAL, Quebec, November 8, 2016 – Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) (“Valeant” or the “Company”) today announced third quarter 2016 financial results.

“This past quarter, we made further progress toward establishing the new Valeant,” said Joseph C. Papa, Chairman and Chief Executive Officer. “We have, where appropriate, begun to centralize some parts of the business, and hired two key senior executives: Paul Herendeen, Chief Financial Officer, and Dr. Louis Yu, Chief Quality Officer. We also have started to present our financial results under three operating and reportable segments, which we believe will help clarify areas of strength and provide additional transparency. While we have revised our expectations for the remainder of 2016, I continue to be encouraged by the commitment of our employees who work each day toward meeting our mission of helping improve people’s lives through our healthcare products.”

Total Revenues

Total Revenues in the third quarter of 2016 were $2.48 billion as compared to $2.79 billion in the third quarter of 2015, a decrease of 11%, primarily due to a decline in product sales revenues from our existing businesses. Third quarter revenues were also impacted by negative foreign currency exchange, as well as divestitures and discontinuations, which were partially offset by incremental product sales revenues from acquisitions completed in 2015.

On a sequential basis, revenues grew from a base of $2.37 billion in the first quarter of 2016 to $2.42 billion in the second quarter to $2.48 billion in the third quarter.

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

GAAP Earnings Per Share (EPS)

GAAP EPS for the third quarter of 2016 came in at ($3.49) as compared to $0.14 in the third quarter of 2015. On a sequential basis, GAAP EPS moved from ($1.08) in the first quarter of 2016 to ($0.88) in the second quarter to ($3.49) in the third quarter.

Adjusted EPS (non-GAAP)

Adjusted EPS (non-GAAP) for the third quarter of 2016 came in at $1.55 as compared to $2.41 in the third quarter of 2015. On a sequential basis, adjusted EPS (non-GAAP) grew from $1.27 in the first quarter of 2016 to $1.40 in the second quarter to $1.55 in the third quarter.

Net Income (Loss)

Net loss in the third quarter of 2016 was ($1.22) billion as compared to net income of $49.5 million in the third quarter of 2015. As a result of the goodwill impairment analyses conducted in connection with the change in its reporting units, the Company recognized a goodwill impairment charge of $1.05 billion in the three months ended September 30, 2016, mainly attributable to the lower fair value in certain US businesses, mainly the Salix business. The net loss in the third quarter was mainly attributable to this goodwill impairment charge.

Adjusted Net Income (non-GAAP)

Adjusted net income (non-GAAP) in the third quarter of 2016 was $543 million as compared to $845 million in the third quarter of 2015. On a sequential basis, adjusted net income (non-GAAP) was $443 million in the first quarter of 2016, growing to $488 million the second quarter followed by $543 million in the third quarter.

Adjusted EBITDA (non-GAAP)

Adjusted EBITDA (non-GAAP) for the third quarter of 2016 came in at $1.16 billion, an improvement over second quarter results of $1.09 billion and first quarter results of $1.01 billion, reflecting growth.

Segment Revenues

As announced on August 9, 2016, Valeant now presents results in three operating and reportable segments: Bausch + Lomb / International, Branded Rx, and U.S. Diversified Products.

The Bausch + Lomb / International segment consists of (i) sales in the U.S. of pharmaceutical products, OTC products and medical device products in the area of eye health, primarily comprised of Bausch & Lomb products, with a focus on four product offerings (Vision Care, Surgical, Consumer and Ophthalmology Rx), and (ii) branded pharmaceutical products, branded generic pharmaceutical products, OTC products, medical devices, and Bausch + Lomb products sold in Europe, Asia, Australia and New Zealand, Latin America, Africa and the Middle East.

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International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

In the third quarter of 2016, the Bausch + Lomb / International segment reported revenues of $1.16 billion, an increase of 4% from $1.12 billion in the third quarter of 2015. The segment, which contributed 47% of total company revenues, reflected an increase in product sales revenues of $67 million in the third quarter of 2016 from all 2015 acquisitions, partially offset by a $4 million decline in product sales revenues from our existing businesses. The decline was primarily due to lower realized prices related to our ophthalmology products as a result of the implementation of rebates and other price adjustments versus prior year.

The decline in product sales due to lower realized prices was partially offset by higher volumes in U.S. consumer product sales, as well as product sales in Eastern Europe (excluding Poland) and China. The results were also affected by, to a lesser extent, the negative impact of foreign exchange on the existing business and from divestitures and product discontinuations.

On a sequential basis, segment revenues grew from $1.07 billion in the first quarter of 2016 to $1.2 billion in the second quarter and $1.16 billion in the third quarter.

The Branded Rx segment consists of sales of pharmaceutical products related to (i) the Salix product portfolio in the U.S., (ii) the Dermatological product portfolio in the U.S., (iii) the Canadian product portfolio, and (iv) product portfolios in the U.S., in the areas of oncology, dentistry and women’s health.

The Branded Rx segment reported third quarter 2016 revenues of $847 million, a decline from $1.1 billion in the third quarter of 2015. The segment, which contributed 34% of total company revenues, reflected a decline in product sales revenue from our existing business of $251 million in the third quarter. The gap was primarily a result of lower average realized prices resulting from higher managed care rebates in dermatology and Salix, lower price appreciation credits in dermatology and Salix, and changes in the fulfillment model which led to reduced volumes.

Wholesaler inventory levels at Salix were reduced to approximately 1.5 months as of September 30, 2016, consistent with the overall inventory levels at our U.S. wholesalers for branded products (excluding generic products).

On a sequential basis, segment revenues grew from $739 million in the first quarter of 2016 and $732 million in the second quarter to $847 million in the third quarter.

The U.S. Diversified Products segment consists of (i) sales in the U.S. of pharmaceutical products, OTC products and medical device products in the areas of neurology and certain other therapeutic classes, including aesthetics (which includes the Solta and Obagi businesses), and (ii) sales of generic products in the U.S.

The U.S. Diversified Products segment reported third quarter 2016 revenues of $471 million, a decline from $564 million in the third quarter of 2015. The segment, which contributed 19% of total company revenues, reflected a decline in product sales revenue from our existing business of $92 million, primarily due to our neurology products being challenged by generic competition.

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International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

To a lesser extent, the decline in product sales was due to lower average realized prices of our neurology products, which resulted from higher managed care rebates, lower price appreciation credits and higher group purchasing organization chargebacks on Nitropress® and Isuprel®, as well as the negative impact from divestitures and discontinuations. These factors were partially offset by the incremental product sales revenue from all 2015 acquisitions.

On a sequential basis, segment revenues lagged from $560 million in the first quarter of 2016 to $491 million in the second quarter to $471 million in the third quarter.

Operating Expenses

Cost of Goods Sold increased $15 million, or 2%, to $649 million in the third quarter of 2016 as compared to $635 million in the third quarter of 2015, primarily due to an increase related to acquisitions completed in 2015, as well as costs associated with the voluntary recall of PeroxiClear®, partially offset by a decline in sales volumes, and decreases related to divestitures and discontinuations.

As a percentage of total revenues, COGS was 26% in the third quarter of 2016, as compared to 23% in the same period in 2015. The increase in COGS percentage was primarily driven by unfavorable foreign exchange, the impact of mix mainly lower neurology revenues due to generic competition, and lower dermatology revenues. Those factors were partially offset by a favorable sales impact from certain products acquired in the Salix acquisition in 2015, such as Xifaxan®, which represent higher margin products as compared to our overall portfolio.

On a sequential basis, COGS rose from $620 million in the first quarter of 2016 to $647 million in the second quarter and $649 million in the third quarter of 2016. COGS as a percentage of total revenues was 26% in the first quarter of 2016, followed by 27% in the second quarter and 26% in the third quarter.

Selling, General and Administrative (SG&A) expenses decreased $37 million, or 5%, to $661 million in the third quarter of 2016 as compared to $698 million in the third quarter of 2015. As a percentage of total revenues, SG&A was 27% in the third quarter of 2016, as compared to 25% in the same period in 2015. SG&A reflected lower expenses of approximately $73 million incurred by the U.S. operations, primarily due to lower advertising and promotional expenses for our dermatology business. This was offset by higher corporate expenditures of $22 million primarily driven by increased personnel costs resulting from changes in our senior management team as well as professional fees incurred related to our material weakness remediation efforts, higher expenses of $17 million related to 2015 acquisitions, and professional fees of $18 million in the third quarter in connection with recent legal and governmental proceedings, investigations and information requests relating to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.

SG&A has shown a quarterly sequential decline from $813 million in the first quarter of 2016 to $672 million in the second quarter and $661 million in the third quarter. As a percentage of total revenues, SG&A has shown a sequential quarterly decline from 34% in the first quarter of 2016 to 28% in the second quarter and 27% in the third quarter.

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International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Research and development (R&D) expenses remained flat at $101 million in the third quarter of 2016 as compared to the third quarter of 2015. In the first nine months of 2016, R&D increased $90 million, or 38%, to $328 million as compared to $239 million in the first nine months of 2015, primarily due to the development programs related to the Company’s dermatology product portfolio, as well as spending on brodalumab and programs acquired from Salix.

GAAP Cash Flow from Operations

GAAP Cash flow from operations was $570 million in the third quarter of 2016 as compared to $733 million in the third quarter of 2015. On a sequential basis, GAAP Cash flow from operations was $557 million in the first quarter of 2016, $448 million in the second quarter and $570 million in the third quarter.

2016 Full Year Guidance Revised

Valeant has revised its full year 2016 guidance as follows:

•	Total Revenues now expected to be in the range $9.55 billion - $9.65 billion, from previous range of $9.9 billion to $10.1 billion

•	Adjusted EPS (non-GAAP) now expected to be $5.30 - $5.50, from previous range of $6.60 -$7.00

•	Adjusted EBITDA (non-GAAP) now $4.25 billion - $4.35 billion, from previous range of $4.80 billion - $4.95 billion

Other than with respect to Total Revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide reconciliations of forward-looking Adjusted EPS (non-GAAP) and Adjusted EBITDA (non-GAAP) to GAAP, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations. In periods where there are not expected to be significant acquisitions or divestitures, the Company believes it might have a basis for forecasting the GAAP equivalent for certain costs, such as amortization, that would otherwise be treated as non-GAAP to calculate projected net income (loss). However, because other deductions (such as restructuring, gain or loss on extinguishment of debt and litigation settlements) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP EPS and GAAP net income (loss) being materially less than projected Adjusted EPS (non-GAAP) and Adjusted EBITDA (non-GAAP).

Conference Call Details

Date	Tuesday, November 8, 2016
Time	8:00 a.m. ET
Webcast	http://ir.valeant.com/events-and-presentations
Participant Event Dial-in	(877) 876-8393 (North America)
(973) 200-3961 (International)

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International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Participant Passcode	49468113
Replay Dial-in	(855) 859-2056 (North America)
(404) 537-3406 (International)
Replay Passcode	49468113 (replay available until November 16, 2016)

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorders, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding Valeant’s future prospects and performance (including the Company’s revised guidance with respect to Total Revenues, Adjusted EPS (non-GAAP) and Adjusted EBITDA (non-GAAP)) and the impact of the Company’s new operating and reportable segments on its ability to clarify areas of strength and provide additional transparency. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in Valeant’s other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, unless required by law.

Non-GAAP Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures including (i) Adjusted Earnings per Share (“EPS”), (ii) Adjusted Net Income, (iii) Adjusted EBITDA, (iv) Non-GAAP Cost of Goods, (v) Non-GAAP Selling, general and administrative, (vi) Non-GAAP Research & Development, (vii) Organic Growth, and (viii) EBITDA. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar non-GAAP measures. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most

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International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The reconciliations of these historic non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. Other than with respect to Total Revenues, the Company only provides guidance on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations. In periods where there are not expected to be significant acquisitions or divestitures, the Company believes it might have a basis for forecasting the GAAP equivalent for certain costs, such as amortization, that would otherwise be treated as non-GAAP to calculate projected net income (loss). However, because other deductions (e.g., restructuring, gain or loss on extinguishment of debt and litigation settlements) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP EPS and GAAP net income (loss) being materially less than projected Adjusted EPS (non-GAAP) and Adjusted EBITDA (non-GAAP).

Management uses these non-GAAP measures as key metrics in the evaluation of Company performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures are useful to investors in their assessment of our operating performance and the valuation of our Company. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors. However, non-GAAP financial measures are not prepared in accordance with GAAP, as they exclude certain items as described herein. Therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Adjusted EPS and Adjusted Net Income (Loss)

Management uses Adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and Adjusted net income (loss) (the most directly comparable GAAP financial measure for which is GAAP net income (loss)) for strategic decision making, forecasting future results and evaluating current performance. In addition, cash bonuses for the Company’s executive officers are based, in part, on the achievement of certain Adjusted EPS targets. Such non-GAAP measures exclude the impact of certain items (as further described below) that may obscure trends in the Company’s underlying performance. By disclosing these non-GAAP measures, management intends to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate the Company’s performance using the same tools that management uses to evaluate past performance and prospects for future performance. Accordingly, the Company believes that Adjusted net income (loss) and Adjusted EPS are useful to investors in their assessment of the Company’s operating performance and the valuation of the Company. However, in recent periods, our GAAP net income and GAAP EPS were significantly lower than our Adjusted net income and Adjusted EPS.

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International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Adjusted EPS and Adjusted net income reflect adjustments based on the following items:

•	Acquisition- related adjustments excluding amortization of finite-lived assets: The Company has excluded the impact of fair value inventory amortization step-up resulting from acquisitions as the amount and frequency of such adjustments are not consistent and is significantly impacted by the timing and size of its acquisitions. In addition, the Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments is not consistent and is significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration.

•	Amortization and impairments of finite-lived intangible assets: The Company has excluded the impact of amortization and impairments of finite-lived intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items more closely correlate with the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets and potential impairment charges.

•	Goodwill Impairment: The Company has excluded the impact of goodwill impairment, which is a one-time charge. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the assets acquired, the remaining purchase price is booked as goodwill. Goodwill is written off when an impairment test indicates that the value of the assets acquired has been reduced. For assets that we developed ourselves, no goodwill is booked. We exclude goodwill impairment charges because they are one-time, non-recurring and because they are impacted by the timing and size of acquisitions. In addition, management excludes these charges in measuring the performance of the Company and the business. However, goodwill impairment charges do reflect deterioration in the value of business units.

•

Restructuring, integration, acquisition-related expenses and other costs: In recent years, the Company completed a number of acquisitions, which resulted in operating expenses which varied significantly from period to period and which would not otherwise have been incurred. The type, nature, size and frequency of the Company’s acquisitions have varied considerably period to period. As a result, the type and amount of the restructuring, integration and deal costs have also varied significantly from acquisition to acquisition. In addition, the costs associated with an acquisition varied significantly from quarter to quarter, with most costs generally decreasing over time. Consequently, given the variability and volatility of these costs from acquisition to acquisition and period to period and because these costs are incremental and directly related to the acquisition, the Company does not view these costs as normal operating expenses. Furthermore, due to the volatility of these costs and due to the fact that they are directly related to

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International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

the acquisitions, the Company believes that such costs generally were not relevant to assessing or estimating the long-term performance of the acquired businesses or assets as part of the Company. Also, the size, complexity and/or volume of past acquisitions, which often drove the magnitude of such expenses, were not necessarily indicative of the size, complexity and/or volume of any future acquisitions. By excluding these expenses from its non-GAAP measures, management believes it provided supplemental information that assisted investors with their evaluation of the Company’s ability to utilize its existing assets and with its estimation of the long-term value that acquired assets would generate for the Company. Furthermore, the Company believes that the adjustments of these items provided supplemental information with regard to the sustainability of the Company’s operating performance, allowed a more informative comparison of the financial results to historical operations and forward-looking guidance and, as a result, provided useful supplemental information to investors.

•	In-Process research and development impairments and other charges: The Company has excluded expenses associated with acquired in-process research and development impairments and other charges, as these amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions.

•	Other Non-GAAP Charges: The Company has excluded certain other amounts including integration related inventory charges and technology transfer costs, CEO termination costs, legal and professional fees incurred in connection with recent legal and governmental proceedings, investigations and information requests respecting certain of our distribution, marketing, pricing, disclosure and accounting practices, certain accelerated depreciation expenses due to fixed assets write-offs acquired from Salix, certain costs associated with the wind-down of the arrangements with Philidor Rx Services, LLC (“Philidor”), and a charge in connection with a settlement of certain disputed invoices related to transition services. In addition, the Company has excluded certain other expenses that are the result of other, non-comparable events to measure operating performance, primarily including costs associated with legal settlements and related fees, post-combination expenses associated with business combinations for the acceleration of employee stock awards and/or cash bonuses, loss upon deconsolidation of Philidor and gains/losses from the sale of assets and businesses. In addition, in the first quarter of 2016, the Company also excluded revenue related to Philidor for January 2016. These events arise outside of the ordinary course of continuing operations. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

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International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

•	Amortization of deferred financing costs and debt discounts: The Company has excluded amortization of deferred financing costs and debt discounts and write-down of deferred financing costs as these represent non-cash components of interest expense.

•	Loss on extinguishment of debt: The Company has excluded loss on extinguishment of debt as this represents a non-cash charge, and the amount and frequency of such charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.

•	Foreign exchange and other: The Company has excluded the impact of foreign currency fluctuations primarily related to intercompany financing arrangements in evaluating company performance.

•	Tax: The Company has included the tax impact of the non-GAAP adjustments using an annualized effective tax rate.

Please also see the reconciliation tables below for further information as to how these non-GAAP measures are calculated for the periods presented.

Adjusted EBITDA

Adjusted EBITDA is net income (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below. Management uses this non-GAAP measure as part of its guidance and to forecast future results. Management also believes Adjusted EBITDA is a useful measure to evaluate current performance. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding anticipated non-cash losses or gains and before interest (to show unlevered cash flow) and taxes (which depend in part on interest expense).

Adjusted EBITDA reflects the adjustments reflected in Adjusted EPS (see disclosure above). In addition, the Company excludes the impact of costs relating to share-based compensation. Due to subjective assumptions and a variety of award types, the Company believes that the exclusion of share-based compensation expense allows for more meaningful comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted. Finally, to the extent not already adjusted for, Adjusted EBITDA reflects adjustments for interest, taxes, depreciation and amortization (EBITDA represents earnings before interest, taxes, depreciation and amortization).

Non-GAAP Cost of Goods (COGS)

Management uses this non-GAAP measure (the most directly comparable GAAP financial measure for which is Cost of Goods Sold) as a supplemental measure for period-to-period comparison. Non-GAAP Cost of Goods Sold excludes certain costs primarily relating to fair value step-up adjustments to inventory and property, plant and equipment and integration-related inventory charges and technology transfers, which relate to acquisitions and can cause variability from period to period. The Company believes that the exclusion of such amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. Please also see the reconciliation tables below for further information as to how this non-GAAP measure is calculated for the periods presented.

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International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Non-GAAP Selling, General and Administrative

Management uses this non-GAAP measure (the most directly comparable GAAP financial measure for which is selling, general and administrative) as a supplemental measure for period-to-period comparison. Non-GAAP Selling, General and Administrative excludes, as applicable, CEO termination benefits, accelerated depreciation expense related to fixed assets acquired in the acquisition of Salix, certain costs associated with the wind-down of the arrangements with Philidor, and certain costs primarily related to legal and other professional fees relating to legal and governmental proceedings, investigations and information requests respecting certain of our distribution, marketing, pricing, disclosure and accounting practices. See the discussion under “Other Non-GAAP charges” above. Please also see the reconciliation tables below for further information as to how this non-GAAP measure is calculated for the periods presented.

Non-GAAP R&D Investment

Management uses this non-GAAP measure (the most directly comparable GAAP financial measure for which is research and development expenses) as a supplemental measure for period-to-period comparison. Non-GAAP R&D Investment reflects adjustments for a charge in connection with a settlement of certain disputed invoices related to transition services. Please also see the reconciliation tables below for further information as to how this non-GAAP measure is calculated for the periods presented.

Organic Growth

Organic growth measures growth rates for our businesses. The most directly comparable GAAP financial measure is change in total revenue (GAAP) over the applicable period. We show organic growth on both a same store sales basis and a pro forma basis. Same store sales organic growth provides growth rates for businesses that have been owned for one year or more. Pro forma organic growth provides year over year growth rates for the entire business, including those that have been acquired within the last year. Management uses organic growth in assessing growth rates for its business and evaluating current performance, as well as forecasting future results. By disclosing this non-GAAP measure, management intends to provide investors with a meaningful, supplemental comparison of revenue trends.

The calculation of organic growth primarily includes the following adjustments to total revenue (GAAP):

•	Foreign currency: The Company excludes the impact of foreign currency fluctuations when evaluating year over year revenue growth to show a more consistent period-to-period comparison of our revenue.

•	Divestitures and discontinuations: The Company excludes revenues associated with divestitures and discontinuations from prior year results to allow for a more consistent period-to-period comparison of our revenue.

•	Acquisitions: In calculating same store sales organic growth, the Company excludes revenues associated with acquisitions from the current year GAAP revenues for the period in which they are not comparable to the prior year. In calculating pro forma organic growth, the Company includes revenues associated with acquisitions to the prior year GAAP revenues for the period in which they are not comparable to the current year. Such measures are useful to investors as it allows for a more consistent period-to-period comparison of our revenue.

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International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

•	Other Revenue: The Company excludes Other revenue in calculating organic growth on the basis that such revenue (which includes revenue from contract manufacturing and royalties) is not reflective of the growth in the Company’s core businesses.

EBITDA

EBITDA represents earnings before interest, taxes, depreciation and amortization.

FINANCIAL TABLES FOLLOW

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Table 1

Valeant Pharmaceuticals International, Inc.

Condensed Consolidated Statements of (Loss) Income

For the Three and Nine Months Ended September 30, 2016 and 2015 (restated)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2016	2015	2016	2015 (restated)
Product sales	$2,443.6	$2,748.2	$7,168.4	$7,569.3
Other revenues	36.0	38.6	103.0	120.0

Total revenues	2,479.6	2,786.8	7,271.4	7,689.3

Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	649.2	634.6	1,916.7	1,812.4
Cost of other revenues	8.8	13.6	29.0	43.1
Selling, general and administrative (“SG&A”)	660.9	697.6	2,145.0	1,956.9
Research and development	100.8	101.6	328.2	238.5
Goodwill impairment	1,049.0	—	1,049.0	—
Amortization and impairments of finite-lived intangible assets	807.1	679.2	2,389.2	1,629.8
Restructuring, integration and acquisition-related costs	20.7	82.6	80.0	304.4
In-process research and development impairments and other charges	36.0	95.8	53.9	108.1
Acquisition-related contingent consideration	9.0	3.8	18.3	22.6
Other (income) expense	1.1	30.2	(21.6)	213.2

	3,342.6	2,339.0	7,987.7	6,329.0

Operating (loss) income	(863.0)	447.8	(716.3)	1,360.3

Interest expense, net	(467.1)	(419.5)	(1,363.2)	(1,128.2)
Loss on extinguishment of debt	—	—	—	(20.0)
Foreign exchange (loss) gain and other	(2.3)	(34.0)	4.6	(99.5)

(Loss) income before provision for (recovery of) income taxes	(1,332.4)	(5.7)	(2,074.9)	112.6

Provision for (recovery of) income taxes	(113.3)	(57.4)	(178.9)	14.0

Net (loss) income	(1,219.1)	51.7	(1,896.0)	98.6

Less: Net (loss) income attributable to noncontrolling interest	(0.7)	2.2	(1.6)	4.4

Net (loss) income attributable to Valeant Pharmaceuticals International, Inc.	$(1,218.4)	$49.5	$(1,894.4)	$94.2

(Loss) Earnings per share:
Basic:
(Loss) Earnings	$(3.49)	$0.14	$(5.47)	$0.28

Shares used in per share computation	349.5	344.9	346.5	340.8

Diluted:
(Loss) Earnings	$(3.49)	$0.14	$(5.47)	$0.27

Shares used in per share computation	349.5	351.0	346.5	347.2

Table 2

Valeant Pharmaceuticals International, Inc.

Reconciliation of GAAP EPS to Adjusted EPS Non-GAAP

For the Three and Nine Months Ended September 30, 2016 and 2015 (restated)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2016	2015	2016	2015 (restated)
Net (loss) income attributable to Valeant Pharmaceuticals International, Inc.	$(1,218.4)	$49.5	$(1,894.4)	$94.2

Non-GAAP adjustments: (a)
Acquisition-related adjustments excluding amortization of finite-lived intangible assets (b) (d)	10.7	37.4	64.2	142.0
Amortization and impairments of finite-lived intangible assets	807.1	679.2	2,389.2	1,629.8
Goodwill impairment	1,049.0	—	1,049.0	—
Restructuring, integration and acquisition-related costs	20.7	82.6	80.0	304.4
In-process research and development impairments and other charges	36.0	95.8	53.9	108.1
Other non-GAAP charges (c) (d)	22.6	57.0	106.1	248.2

	1,946.1	952.0	3,742.4	2,432.5
Amortization of deferred financing costs and debt discounts	32.6	20.3	89.2	131.5
Loss on extinguishment of debt	—	—	—	20.0
Foreign exchange loss (gain) and other	0.9	31.0	(14.4)	96.6
Tax effect of non-GAAP adjustments	(218.2)	(208.1)	(449.7)	(475.0)

Total non-GAAP adjustments	1,761.4	795.2	3,367.5	2,205.6

Adjusted net income non-GAAP attributable to Valeant Pharmaceuticals International, Inc. (d)	$543.0	$844.7	$1,473.1	$2,299.8

GAAP (loss) earnings per share - diluted	$(3.49)	$0.14	$(5.47)	$0.27

Adjusted earnings per share non-GAAP - diluted (d)	$1.55	$2.41	$4.21	$6.62

Shares used in diluted per share calculation - GAAP earnings per share	349.5	351.0	346.5	347.2

Shares used in diluted per share calculation - Adjusted earnings per share non-GAAP	350.3	351.0	349.9	347.2

(a)	The components of (and further details respecting) each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.
(b)	Due to the nature of Acquisition-related adjustments excluding amortization of finite-lived intangible assets, the components of this non-GAAP adjustment are reflected in various financial statement line items, as follows: Cost of goods sold, Selling, general and administrative, Research and development, and Acquisition-related contingent consideration.
(c)	Due to the nature of Other non-GAAP charges, the components of this non-GAAP adjustment are reflected in various financial statement line items, as follows: Product Sales, Cost of goods sold, Research and development, and Other (income) expense.
(d)	As of the third quarter of 2016, Adjusted net income (non-GAAP) and Adjusted EPS (non-GAAP) no longer include adjustments for the following items: Depreciation resulting from a PP&E step-up resulting from acquisitions; and Previously accelerated vesting of certain share-based equity adjustments. Depreciation resulting from a PP&E step-up resulting from acquisitions was a component of Acquisition-related adjustments excluding amortization of finite-lived intangible assets. Previously accelerated vesting of certain share-based equity adjustments was a component of Other non-GAAP charges. For the purpose of allowing investors to evaluate Adjusted net income (non-GAAP) and Adjusted EPS (non-GAAP) on a consistent basis for the periods presented, the aggregate amounts of each of Depreciation resulting from a PP&E step-up resulting from acquisitions, and Previously accelerated vesting of certain share-based equity adjustments in the third quarter of 2016 were $2.6 million and ($1.7) million, respectively and for the nine months ended September 30, 2016 were $10.4 million and ($4.3) million, respectively.

Valeant Pharmaceuticals International, Inc. Reconciliation of GAAP to Non-GAAP Financial Information For the Three and Nine Months Ended September 30, 2016 and 2015 (restated) (unaudited)	Table 2a

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2016	2015	2016	2015 (restated)
Product sales reconciliation:
GAAP product sales	$2,443.6	$2,748.2	$7,168.4	$7,569.3
Philidor Rx Services, LLC sales through deconsolidation as of January 31, 2016 (a)	—	—	(1.9)	—

Non-GAAP product sales	$2,443.6	$2,748.2	$7,166.5	$7,569.3

Cost of goods sold reconciliation:
GAAP cost of goods sold	$649.2	$634.6	$1,916.7	$1,812.4
% of GAAP total revenues	26%	23%	26%	24%
Fair value inventory amortization step-up resulting from acquisitions (b)	(1.7)	(27.2)	(38.1)	(97.7)
Depreciation resulting from a PP&E step-up resulting from acquisitions (b) (m)	—	(5.1)	(5.8)	(17.2)
Integration related inventory and technology transfer costs (a)	(1.0)	(3.9)	(10.0)	(10.0)
Other cost of goods sold (a)	(1.1)	—	(1.1)	—

Non-GAAP cost of goods sold (m)	$645.4	$598.4	$1,861.7	$1,687.5

% of Non-GAAP total revenues	26%	21%	26%	22%

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$660.9	$697.6	$2,145.0	$1,956.9
% of GAAP total revenues	27%	25%	29%	25%
Depreciation resulting from a PP&E step-up resulting from acquisitions (b) (m)	—	(1.0)	(1.3)	(3.5)
Gain/(loss) on disposal of fixed assets (a)	—	(7.4)	—	(7.9)
CEO termination costs (a)	—	—	(35.0)	—
Legal and other professional fees (a) (k)	(18.5)	—	(57.7)	—
Accelerated depreciation due to fixed assets write-offs acquired from Salix Pharmaceuticals, Ltd. (a)	—	—	(6.7)	—
Philidor Rx Services, LLC expenses through deconsolidation as of January 31, 2016 (a)	—	—	(5.3)	—
Previously accelerated vesting of certain share-based equity instruments (a) (m)	—	(15.5)	2.6	(17.1)
Other SG&A (a)	(0.9)	—	(0.9)	—

Non-GAAP selling, general and administrative (m)	$641.5	$673.7	$2,040.7	$1,928.4

% of Non-GAAP total revenues	26%	24%	28%	25%

Research and development reconciliation:
GAAP research and development	$100.8	$101.6	$328.2	$238.5
% of GAAP total revenues	4%	4%	5%	3%
Depreciation resulting from a PP&E step-up resulting from acquisitions (b) (m)	—	(0.3)	(0.7)	(1.0)
Settlement of certain disputed invoices related to transition services (a)	—	—	(15.5)	—

Non-GAAP research and development (m)	$100.8	$101.3	$312.0	$237.5

% of Non-GAAP total revenues	4%	4%	4%	3%

Amortization and impairments of finite-lived intangible assets reconciliation:
GAAP Amortization and impairments of finite-lived intangible assets	$807.1	$679.2	$2,389.2	$1,629.8
Amortization and impairments of finite-lived intangible assets (c)	(807.1)	(679.2)	(2,389.2)	(1,629.8)

Non-GAAP Amortization and impairments of finite-lived intangible assets	$—	$—	$—	$—

Goodwill impairment reconciliation:
GAAP Goodwill impairment	$1,049.0	$—	$1,049.0	$—
Goodwill impairment (d)	(1,049.0)	—	(1,049.0)	—

Non-GAAP Goodwill impairment	$—	$—	$—	$—

Restructuring, integration and acquisition-related costs reconciliation:
GAAP Restructuring, integration and acquisition-related costs (See Table 4.2)	$20.7	$82.6	$80.0	$304.4
Restructuring, integration and acquisition-related costs (e)	(20.7)	(82.6)	(80.0)	(304.4)

Non-GAAP Restructuring, integration and acquisition-related costs	$—	$—	$—	$—

In-process research and development impairments and other charges reconciliation:
GAAP in-process research and development impairments and other charges	$36.0	$95.8	$53.9	$108.1
In-process research and development impairments and other charges (f)	(36.0)	(95.8)	(53.9)	(108.1)

Non-GAAP in-process research and development impairments and other charges	$—	$—	$—	$—

Acquisition-related contingent consideration reconciliation:
GAAP acquisition-related contingent consideration	$9.0	$3.8	$18.3	$22.6
Acquisition-related contingent consideration (b)	(9.0)	(3.8)	(18.3)	(22.6)

Non-GAAP acquisition-related contingent consideration	$—	$—	$—	$—

Other (income) expense reconciliation:
GAAP other (income) expense	$1.1	$30.2	$(21.6)	$213.2
Legal settlements and related fees (a) (l)	(0.7)	(25.6)	32.1	(31.8)
Net gain/(loss) on sale of assets (a)	(0.4)	(4.6)	8.6	(13.0)
Post-combination expense related to acceleration of unvested stock for Salix employees (a)	—	—	—	(168.4)
Other (primarily loss recognized upon deconsolidation of Philidor Rx Services, LLC as of January 31, 2016) (a)	—	—	(19.1)	—

Non-GAAP other (income) expense	$—	$—	$—	$—

Interest expense, net reconciliation:
GAAP interest expense, net	$(467.1)	$(419.5)	$(1,363.2)	$(1,128.2)
Amortization of debt discounts (g)	26.9	17.5	74.9	43.4
Amortization of deferred financing costs (g)	4.2	2.8	10.7	7.7
Interest expense resulting from acquisition of Salix Pharmaceuticals, Ltd. (g)	—	—	—	8.0
Write-down of deferred financing costs (g)	1.5	—	3.6	72.4

Non-GAAP interest expense, net	$(434.5)	$(399.2)	$(1,274.0)	$(996.7)

Loss on extinguishment of debt reconciliation:
GAAP loss on extinguishment of debt	$—	$—	$—	$(20.0)
Loss on extinguishment of debt (h)	—	—	—	20.0

Non-GAAP loss on extinguishment of debt	$—	$—	$—	$—

Foreign exchange (loss) gain and other reconciliation:
GAAP foreign exchange (loss) gain and other	$(2.3)	$(34.0)	$4.6	$(99.5)
Foreign exchange loss (gain) on intercompany financing arrangements (i)	0.9	31.0	(14.4)	70.0
Unrealized foreign exchange loss relating to foreign currency forward-exchange contracts (i)	—	—	—	26.6

Non-GAAP foreign exchange (loss) and other	$(1.4)	$(3.0)	$(9.8)	$(2.9)

Provision for (recovery of) income taxes reconciliation:
GAAP Provision for (recovery of) income taxes	$(113.3)	$(57.4)	$(178.9)	$14.0
Effective GAAP tax rate	9%	1007%	9%	12%
Tax effect of non-GAAP adjustments (j)	218.2	208.1	449.7	475.0

Non-GAAP Provision for income taxes	$104.9	$150.7	$270.8	$489.0

Effective Non-GAAP tax rate	16%	15%	16%	18%

(a)	Represents a component of the non-GAAP adjustment of “Other non-GAAP charges” (see Table 2). The identified components, in the aggregate, represent all components of this non-GAAP adjustment.
(b)	Represents a component of the non-GAAP adjustment of “Acquisition-related adjustments excluding amortization of finite-lived intangible assets” (see Table 2). The identified components, in the aggregate, represent all components of this non-GAAP adjustment.
(c)	Represents the sole component of the non-GAAP adjustment of “Amortization and impairments of finite-lived intangible assets” (see Table 2). The nine months ended September 30, 2016 includes a loss of $198.6 million related to classification of Ruconest as an asset held for sale in the second quarter of 2016.
(d)	Represents the sole component of the non-GAAP adjustment of “Goodwill impairment” (see Table 2).
(e)	Represents the sole component of the non-GAAP adjustment of “Amortization and impairments of finite-lived intangible assets” (see Table 2).
(f)	Represents the sole component of the non-GAAP adjustment of “In-process research and development impairments and other charges” (see Table 2). For the three and nine months ended September 30, 2016, in-process research and development expense of $36.0 million and $53.9 million, respectively, was primarily related to (i) a payment of $25 million in the third quarter of 2016 in connection with the license of NER1006 and (ii) a write-off of $14 million in the second quarter of 2016 due to the termination of the development program for Cirle 3-dimensional surgical navigation technology, resulting from a feasibility analysis. For the three and nine months ended September 30, 2015, in-process research and development expense of $95.8 million and $108.1 million, respectively, was primarily related to (i) a write-off of $90 million in the third quarter of 2015 related to the Rifaximin SSD development program based on analysis of Phase 2 study data and (ii) a write-off of $12 million in the second quarter of 2015 related to the Arestin® Peri-Implantitis development program based on analysis of Phase 3 study data.
(g)	Represents a component of the non-GAAP adjustment of “Amortization of deferred financing costs and debt discounts” (see Table 2). The identified components, in the aggregate, represent all components of this non-GAAP adjustment.
(h)	Represents the sole component of the non-GAAP adjustment of “Loss on extinguishment of debt” (see Table 2).
(i)	Represents a component of the non-GAAP adjustment of “foreign exchange loss (gain) and other” (see Table 2). The identified components, in the aggregate, represent all components of this non-GAAP adjustment.
(j)	Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).
(k)	Legal and other professional fees incurred in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices for the three and nine months ended September 30, 2016.
(l)	For the nine months ended September 30, 2016, legal settlement and related fees includes a favorable adjustment of $39.4 million to the legal accruals recognized in the second quarter as part of Salix acquisition. For the nine months ended September 30, 2015, legal settlement and related fees includes a charge of $25 million recognized in the third quarter of 2015 related to the AntiGrippin® litigation.
(m)	As of the third quarter of 2016, Adjusted net income (non-GAAP) and Adjusted EPS (non-GAAP) no longer include adjustments for the following items: Depreciation resulting from a PP&E step-up resulting from acquisitions; and Previously accelerated vesting of certain share-based equity adjustments. Depreciation resulting from a PP&E step-up resulting from acquisitions was a component of Acquisition-related adjustments excluding amortization of finite-lived intangible assets. Previously accelerated vesting of certain share-based equity adjustments was a component of Other non-GAAP charges. For the purpose of allowing investors to evaluate Adjusted net income (non-GAAP) and Adjusted EPS (non-GAAP) on a consistent basis for the periods presented, the aggregate amounts of each of Depreciation resulting from a PP&E step-up resulting from acquisitions, and Previously accelerated vesting of certain share-based equity adjustments in the third quarter of 2016 were ($2.6) million and $1.7 million, respectively and for the nine months ended September 30, 2016 were ($10.4) million and $4.3 million, respectively.

Valeant Pharmaceuticals International, Inc.	Table 2b

Reconciliation of GAAP Net Income to Adjusted EBITDA (non-GAAP)

For the Three and Nine Months Ended September 30, 2016 and 2015 (restated)

(unaudited)

	Adjusted EBITDA (non-GAAP)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015 (restated)
Net (loss) income attributable to Valeant Pharmaceuticals International, Inc.	$(1,218.4)	$49.5	$(1,894.4)	$94.2
Interest expense, net	467.1	419.5	1,363.2	1,128.2
(Recovery of) provision for income taxes	(113.3)	(57.4)	(178.9)	14.0
Depreciation and amortization including impairments of finite-lived intangible assets	850.6	726.4	2,532.5	1,768.4
EBITDA	$(14.0)	$1,138.0	$1,822.4	$3,004.8
Adjustments:
Goodwill impairment	1,049.0	—	1,049.0	—
Restructuring, integration and acquisition-related costs	20.7	82.6	80.0	304.4
In-process research and development impairments and other charges	36.0	95.8	53.9	108.1
Share-based compensation	36.8	50.5	134.0	111.4
Acquisition-related adjustments excluding amortization of finite-lived intangible assets, net of depreciation expense	10.7	31.0	56.4	120.3
Loss on extinguishment of debt	—	—	—	20.0
Foreign exchange loss (gain) and other	0.9	31.0	(14.4)	96.6
Other non-GAAP charges (a)	22.6	41.9	76.7	231.1

Adjusted EBITDA (non-GAAP)	$1,162.7	$1,470.8	$3,258.0	$3,996.7

(a) Other non-GAAP charges for the three and nine months ending September 30, 2016 and 2015 (restated) include:	$22.6	$41.9	$76.7	$231.1
Integration related inventory and technology transfer costs	1.0	3.9	10.0	10.0
CEO termination costs (cash severance payment)	—	—	9.7	—
Legal and other professional fees	18.5	—	57.7	—
Settlement of certain disputed invoices related to transition services	—	—	15.5	—
Legal settlements and related fees	0.7	25.6	(32.1)	31.8
Net (gain)/loss on sale of assets	0.4	4.6	(8.6)	13.0
Gain/loss on disposal of fixed assets	—	7.8	—	7.9
Post-combination expense related to acceleration of unvested stock for Salix employees	—	—	—	168.4
Philidor Rx Services, LLC net loss through deconsolidation as of January 31, 2016	—	—	21.8	—
Other	2.0	—	2.7	—

Valeant Pharmaceuticals International, Inc.	Table 3

Statement of Revenues - by Segment

For the Three and Nine Months Ended September 30, 2016 and 2015 (restated)

(unaudited)

(In millions)

	Three Months Ended September 30,
	2016 GAAP	2015 GAAP	% Change	2016 currency impact and other (a)	2016 excluding currency impact and other non-GAAP (b)	% Change
Revenues
Bausch & Lomb / International	$1,161.8	$1,118.8	4%	$13.5	$1,175.3	5%
Branded Rx	847.3	1,104.3	-23%	(0.4)	846.9	-23%
U.S. Diversified Products	470.5	563.7	-17%	—	470.5	-17%

Total revenues	$2,479.6	$2,786.8	-11%	$13.1	$2,492.7	-11%

	Nine Months Ended September 30,
	2016 GAAP	2015 (restated) GAAP	% Change	2016 currency impact and other (a)	2016 excluding currency impact and other non-GAAP (b)	% Change
Revenues
Bausch & Lomb / International	$3,431.4	$3,416.3	0%	$105.9	$3,537.3	4%
Branded Rx	2,318.5	2,579.3	-10%	9.2	2,327.7	-10%
U.S. Diversified Products	1,521.5	1,693.7	-10%	—	1,521.5	-10%

Total revenues	$7,271.4	$7,689.3	-5%	$115.1	$7,386.5	-4%

(a)	Currency effect for constant currency sales is determined by comparing 2016 reported amounts adjusted to exclude currency impact, calculated using 2015 monthly average exchange rates, to the actual 2015 (restated) reported amounts.
(b)	To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, please refer to the body of the press release to which these tables are attached.

Valeant Pharmaceuticals International, Inc.	Table 4

Consolidated Balance Sheet and Other Data (unaudited)

(In millions)

4.1

	As of September 30, 2016	As of December 31, 2015
Cash
Cash and cash equivalents	$658.5	$597.3

Debt
Revolving Credit Facility	$1,100.0	$250.0
Series A-1 Tranche A Term Loan Facility	—	140.4
Series A-2 Tranche A Term Loan Facility	—	137.3
Series A-3 Tranche A Term Loan Facility	1,129.0	1,881.5
Series A-4 Tranche A Term Loan Facility	763.0	951.3
Series D-2 Tranche B Term Loan Facility	1,052.7	1,087.5
Series C-2 Tranche B Term Loan Facility	808.2	835.1
Series E-1 Tranche B Term Loan Facility	2,441.3	2,531.2
Series F Tranche B Term Loan Facility	3,853.4	4,055.8
Senior Notes	19,285.3	19,206.0
Other	12.3	12.3

	30,445.2	31,088.4
Less: current portion	(59.0)	(823.0)

Total long-term debt	$30,386.2	$30,265.4

	Three Months Ended September 30,
	2016	2015
GAAP Cash Flow
GAAP Cash Flow from Operations	$569.9	$732.6

4.2 Restructuring, integration and acquisition-related costs

	Three Months Ended
	September 30, 2016
by project type	Cash Paid	Expensed
Salix Pharmaceuticals, Ltd.	$8.2	$1.5
Western Europe reorganization	2.2	0.6
Other (various deals)	10.1	18.6

Total	$20.5	$20.7

by expense type	Cash Paid	Expensed
Integration related consulting, duplicative labor, transition services, and other	$7.6	$15.3
Severance payments	8.1	—
Facility closure costs and non-personnel manufacturing integration	4.8	5.4

Total	$20.5	$20.7

Valeant Pharmaceuticals International, Inc. Organic Growth (non-GAAP) - by Segment For the Three Months Ended September 30, 2016 (In Millions)	Table 5

	As reported For the Three Months Ended September 30,
										Organic growth
	(1) Q3 2016	(2) Acq impact	(3) Q3 2016 Same store	(4) Q3 2015	(5) Pro Forma Adj	(6) Q3 2015	(7) Currency impact Same store (a)	(8) Currency impact Acq (a)	(9) Divestitures / Discontinuations	Pro Forma (1)+(7)+(8) / (6)-(9) (b) (c)	Same store (3)+(7) / (4)-(9) (b) (c)
Bausch & Lomb / International	1,151.0	67.3	1,083.7	1,105.9	73.7	1,179.6	6.6	6.7	11.8	0%	0%
Branded Rx	826.9	0.4	826.6	1,081.5	—	1,081.5	(0.3)	—	4.5	-23%	-23%
U.S. Diversified Products	465.6	1.8	463.8	561.0	1.4	562.4	—	—	4.6	-17%	-17%

Total product sales (d)	$2,443.6	$69.5	$2,374.1	$2,748.2	$75.2	$2,823.5	$6.3	$6.7	$20.9	-12%	-13%

(a)	Currency effect for constant currency sales is determined by comparing 2016 reported amounts adjusted to exclude currency impact, calculated using 2015 monthly average exchange rates, to the actual 2015 reported amounts.
(b)	To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, please refer to the body of the press release to which these tables are attached.
(c)	Organic Growth Definitions:

Pro Forma (PF): This measure provides year over year growth rates for the entire business, including those that have been acquired within the last year.

((Current Year Total product sales + YoY FX impact) – (Prior Year Total product sales + Pro Forma impact of acquisitions within the last year - divestitures or discontinuations))/(Prior Year Total product sales + Pro Forma impact of acquisitions within the last year - divestitures or discontinuations).

Same Store (SS): This measure provides growth rates for businesses that have been owned for one year or more.

((Current Year Total product sales – acquisitions within the last year + YoY FX impact)- (Prior Year Total product sales – divestitures & discontinuations))/( Prior Year Total product sales – divestitures & discontinuations)

(d)	Numbers may not foot due to rounding.

Valeant Pharmaceuticals International, Inc.	Appendix A

Reconciliation of GAAP EPS to Adjusted EPS Non-GAAP

For the Three Months Ended March 31 and June 30, 2016

(unaudited)

	Three Months Ended
(In millions)	June 30, 2016	March 31, 2016
Net (loss) income attributable to Valeant Pharmaceuticals International, Inc.	$(302.3)	$(373.7)

Non-GAAP adjustments: (a)
Acquisition-related adjustments excluding amortization of finite-lived intangible assets	19.3	34.1
Amortization and impairments of finite-lived intangible assets	887.6	694.5
Restructuring, integration, acquisition-related and other costs	19.5	39.8
In-process research and development impairments and other charges	17.4	0.5
Other non-GAAP charges	(15.5)	99.1

	928.3	868.0
Amortization of deferred financing costs and debt discounts	36.1	20.5
Foreign exchange loss (gain) and other	(13.8)	(1.5)
Tax effect of non-GAAP adjustments	(160.8)	(70.7)

Total non-GAAP adjustments	789.8	816.3

Adjusted net income non-GAAP attributable to Valeant Pharmaceuticals International, Inc.	$487.5	$442.6

GAAP (loss) earnings per share - diluted	$(0.88)	$(1.08)

Adjusted earnings per share non-GAAP - diluted	$1.40	$1.27

Shares used in diluted per share calculation - GAAP earnings per share	345.0	344.9

Shares used in diluted per share calculation - Adjusted earnings per share non-GAAP	349.1	349.7

(a)	As of the third quarter of 2016, Adjusted net income (non-GAAP) and Adjusted EPS (non-GAAP) no longer include adjustments for the following items: Depreciation resulting from a PP&E step-up resulting from acquisitions; and Previously accelerated vesting of certain share-based equity adjustments. Depreciation resulting from a PP&E step-up resulting from acquisitions was a component of Acquisition-related adjustments excluding amortization of finite-lived intangible assets. Previously accelerated vesting of certain share-based equity adjustments was a component of Other non-GAAP charges. No revisions have been made to the non-GAAP adjustments to Adjusted net income (non-GAAP) and Adjusted EPS (non-GAAP) for the first and second quarters of 2016 included in this Appendix A to reflect this new presentation.

Valeant Pharmaceuticals International, Inc.	Appendix B

Reconciliation of GAAP Net Income to Adjusted EBITDA (non-GAAP)

For the Three Months Ended March 31 and June 30, 2016

(unaudited)

	Three Months Ended
	June 30, 2016	March 31, 2016
Net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$(302.3)	$(373.7)
Interest expense, net	470.4	425.7
Provision for income taxes	(72.8)	7.2
Depreciation and amortization including impairments of finite-lived intangible assets	935.1	746.8
EBITDA	$1,030.4	$806.0
Adjustments:
Restructuring, integration, acquisition-related and other costs	19.5	39.8
In-process research and development impairments and other charges	17.4	0.5
Share-based compensation	33.7	63.5
Acquisition-related adjustments excluding amortization of finite-lived intangible assets, net of depreciation expense	14.4	31.3
Foreign exchange loss (gain) and other	(13.8)	(1.5)
Other non-GAAP charges (a)	(13.9)	68.0

Adjusted EBITDA (non-GAAP)	$1,087.7	$1,007.6

(a) Other non-GAAP charges for the periods above include:	$(13.9)	$68.0
Integration related inventory and technology transfer costs	5.7	3.3
CEO termination costs (cash severance payment)	—	9.7
Legal and other professional fees	10.2	29.0
Settlement of certain disputed invoices related to transition services	15.5	—
Legal settlements and related fees	(34.4)	1.6
Net (gain)/loss on sale of assets	(10.9)	1.9
Philidor Rx Services, LLC net loss through deconsolidation as of January 31, 2016	—	21.8
Other	—	0.7